Exhibit 10.23.7

Execution Copy
AMENDMENT NO. 7 TO MASTER REPURCHASE AND SECURITIES CONTRACT
AMENDMENT NO. 7 TO MASTER REPURCHASE AND SECURITIES CONTRACT, dated as of June 8, 2021 (this “Amendment”), between and among ISSUED HOLDINGS CAPITAL CORPORATION, a Virginia corporation (the “Seller”), WELLS FARGO BANK, N.A., a national banking association, as buyer (in such capacity, the “Buyer”) and DYNEX CAPITAL, INC., a Virginia corporation having its principal place of business at 4991 Lake Brook Drive, Suite 100, Glen Allen, VA 23060 (“Guarantor”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Repurchase Agreement.
RECITALS
WHEREAS, Seller and Buyer are parties to that certain Master Repurchase and Securities Contract, dated as of August 6, 2012 (as amended by that certain Amendment No. 1 to Master Repurchase and Securities Contract, dated as of October 1, 2013, as further amended by that certain Amendment No. 2 to Master Repurchase and Securities Contract, dated as of February 5, 2015, as further amended by that certain Amendment No. 3 to Master Repurchase and Securities Contract, dated as of April 26, 2016, as further amended by that certain Amendment No. 4 to Master Repurchase and Securities Contract, dated as of May 12, 2017, as further amended by that certain Amendment No. 5 to Master Repurchase and Securities Contract, dated as of May 9, 2019, as further amended by that certain Amendment No. 6 to Master Repurchase and Securities Contract, dated as of June 11, 2019, as amended hereby, and as further amended, restated, supplemented or otherwise modified and in effect from time to time, the “Repurchase Agreement”);
WHEREAS, in connection with the Repurchase Agreement, (i) Guarantor executed and delivered to Buyer a Guarantee Agreement, dated as of August 6, 2012 (as amended by that certain Amendment No. 1 to Guarantee Agreement, dated as of September 13, 2018, as further amended by that certain Amendment No. 2 to Guarantee Agreement, dated of even date herewith, and as further amended, restated, supplemented or otherwise modified and in effect from time to time, the “Guarantee”), and (ii) Buyer and Seller executed and delivered a Fee and Pricing Letter dated as of August 6, 2012 (as amended by that certain Amendment No. 1 to Fee and Pricing Letter, dated as of October 1, 2013, as further amended by Amendment No. 2 to Fee and Pricing Letter, dated as of February 5, 2015, as further amended by Amendment No. 3 to Fee and Pricing Letter, dated as of April 26, 2016, as further amended by Amendment No. 4 to Fee and Pricing Letter, dated as of May 12, 2017, as further amended by Amendment No. 5 to Fee and Pricing Letter, dated as of June 11, 2019, as further amended by Amendment No. 6 to Fee and Pricing Letter, dated as of February 4, 2021, and as further amended, restated, supplemented or otherwise modified and in effect from time to time, the “Fee and Pricing Letter”); and
WHEREAS, Seller, Buyer and Guarantor have agreed to amend certain provisions of the Repurchase Agreement in the manner set forth herein.

THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Guarantor and Buyer each hereby agree as follows:
SECTION 1.    Amendments to Repurchase Agreement.
1.1    The defined term “Alternative Rate”, as set forth in ARTICLE 2 of the Repurchase Agreement, is hereby deleted in its entirety.
1.2    The defined term “Facility Termination Date”, as set forth in ARTICLE 2 of the Repurchase Agreement, is hereby amended and restated in its entirety to read as follows:
“Facility Termination Date”: The earliest of (a) June 8, 2023, (b) any Accelerated Repurchase Date and (c) any date on which the Facility Termination Date shall otherwise occur in accordance with the Repurchase Documents or Requirements of Law.
1.3    ARTICLE 2 of the Repurchase Agreement is hereby amended by inserting the following new definitions in correct alphabetical order:
“Benchmark”: Initially, the LIBO Rate; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to clause (a) of Section 12.01.
“Benchmark Replacement”: The first alternative set forth in the order below that can be determined by Buyer as of the Benchmark Replacement Date:
(1)    the sum of: (a) Term SOFR and (b) the Benchmark Replacement Adjustment;
(2)    the sum of: (a) Compounded SOFR and (b) the Benchmark Replacement Adjustment;
(3)    the sum of: (a) the alternate rate of interest that has been selected by Buyer as the replacement (including, without limitation, a temporary replacement determined by Buyer pursuant to Section 12.01(d)) for the then current Benchmark for the Corresponding Tenor and (b) the Benchmark Replacement Adjustment;
provided that, in the case of clauses (1) and (2) above, such rate, or the underlying rates component thereof, is or are displayed on a screen or other information service that publishes such rate or rates from time to time as selected by Buyer in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment”:
(1)    for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by Buyer as of the Benchmark Replacement Date:
(x)    the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement; and
(y)    the spread adjustment (which may be a positive or negative value or zero) that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to LIBOR for the Corresponding Tenor; and
(2)    for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by Buyer for the Corresponding Tenor;
provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by Buyer in its reasonable discretion.
“Benchmark Replacement Conforming Changes”: With respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Pricing Rate,” the definition of “Pricing Period,” timing and frequency of determining rates and making payments of Price Differential, prepayment provisions, and other administrative matters) that Buyer decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Buyer in a manner substantially consistent with market practice (or, if Buyer decides that adoption of any portion of such market practice is not administratively feasible or if Buyer determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Buyer decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date”: The earliest to occur of the following events with respect to the then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark;

(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or
(3)    in the case of an Early Opt-in Election, the fifth (5th) Business Day after the Rate Election Notice is provided to Seller.
For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.
“Benchmark Transition Event”: The occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.
“Compounded SOFR”: The compounded average of daily SOFRs for the Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in advance or compounding in arrears with a lookback and/or suspension period as a mechanism to determine the Price Differential amount payable prior to the end of each Pricing Period) being established by Buyer in accordance with:
(1)    the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR (either in advance or arrears, as applicable); provided that:
(2)    if, and to the extent that, Buyer determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that Buyer determines are substantially consistent with at least five (5) currently outstanding U.S. dollar-denominated syndicated or bilateral credit facilities at such time (as a result of amendment or as originally executed) that are publicly available for review;
provided, further, that if Buyer decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for Buyer, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”
“Corresponding Tenor”: With respect to a Benchmark Replacement, an approximately one-month tenor (including overnight) (disregarding Business Day adjustment).
“Early Opt-in Election”: The occurrence of:
(1)    a determination by Buyer that at least five (5) currently outstanding U.S. dollar-denominated syndicated or bilateral credit facilities to which Buyer is a party at such time contain (as a result of amendment or as originally executed) as a benchmark interest rate, in lieu of LIBOR, Term SOFR or Compounded SOFR plus (if applicable as a result of a fallback from another benchmark interest rate) a Benchmark Replacement Adjustment, and
(2)    the election by Buyer to declare that an Early Opt-in Election has occurred and the provision by Buyer of written notice of such election to Seller (the “Rate Election Notice”).
“ISDA Definitions”: The 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
“Rate Election Notice”: Defined in the definition of “Early Opt-in Election”.
“Reference Time”: With respect to any determination of the Benchmark, (1) if the Benchmark is the LIBO Rate, 11:00 a.m. (London time) on the day that is two London Business Days (as determined in accordance with clause (d) of the definition of “Business Day”) preceding the date of such determination, and (2) if the Benchmark is not the LIBO Rate, the time determined by Buyer in accordance with the Benchmark Replacement Conforming Changes.
“Relevant Governmental Body”: The Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR”: With respect to any day, the secured overnight financing rate published for such day by the SOFR Administrator on the SOFR Administrator’s Website at approximately 2:30 p.m. on the next succeeding U.S. Governmental Securities Business Day.
“SOFR Administrator’s Website”: The website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Administrator”: The Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“Term SOFR”: The forward-looking term rate for the Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Unadjusted Benchmark Replacement”: The Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“U.S. Government Securities Business Day”: Any day except for (1) a Saturday, (2) a Sunday or (3) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
1.4    The defined term, “Pricing Rate”, as set forth in Article 2 of the Repurchase Agreement, is hereby amended and restated in its entirety to read as follows:
“Pricing Rate”: For any Pricing Period, the Benchmark for such Pricing Period plus the applicable Pricing Margin; provided, that while an Event of Default exists, the Pricing Rate shall be the Default Rate.
1.5    Section 12.01 of the Repurchase Agreement is hereby amended and restated in its entirety to read as follows:
“Section 12.01    Benchmark Replacement; Market Disruption. (a) Notwithstanding anything to the contrary herein or in any other Repurchase Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Repurchase Document in respect of such determination on such date and all determinations on all subsequent dates. If the Benchmark Replacement is determined in connection with a Benchmark Transition Event, such Benchmark Replacement will become effective as of the Reference Time on the applicable Benchmark Replacement Date without any amendment to, or further action or consent of any other party to, this Agreement or any other Repurchase Document. If the Benchmark Replacement is determined in connection with an Early Opt-in Election, such Benchmark Replacement will become effective at 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to Seller without any amendment to this Agreement or any other Repurchase Document or further action or consent of Seller or any other party to this Agreement or any other Repurchase Document.
(b)    Benchmark Replacement Conforming Changes. In connection with a Benchmark Replacement, Buyer will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Repurchase Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Seller or any other party to this Agreement or any other Repurchase Document.
(c)    Notices; Standards for Decisions and Determinations. Buyer will promptly notify Seller of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the removal or reinstatement of any tenor of Term SOFR pursuant to clause (d) below. Any determination, decision or election that may be made by Buyer pursuant to this Section 12.01, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from Seller or any other party to this Agreement or any other Repurchase Document.
(d)    Market Disruption. Notwithstanding the foregoing, if prior to any Pricing Period, Buyer determines that, by reason of circumstances affecting the relevant market (other than a Benchmark Transition Event or an Early Opt-in Election), adequate and reasonable means do not exist for ascertaining the then-current Benchmark for such Pricing Period, Buyer shall give prompt notice thereof to Seller, whereupon the Benchmark portion of the Pricing Rate for such Pricing Period, and for all subsequent Pricing Periods until such notice has been withdrawn by Buyer, shall be the Benchmark Replacement determined by Buyer pursuant to clause (3) of the definition of “Benchmark Replacement”. For the avoidance of doubt, nothing contained in this Section 12.01 shall be construed to eliminate, replace or otherwise affect the Pricing Margin portion of the Pricing Rate calculation, which Pricing Margin shall continue to apply and be calculated as part of the Pricing Rate regardless of the applicable Benchmark.
(e)    London Interbank Offered Rate Benchmark Transition Event. On March 5, 2021, the ICE Benchmark Administration (the “IBA”), the administrator of the London interbank offered rate, and the Financial Conduct Authority (the “FCA”), the regulatory supervisor of the IBA, announced in public statements (the “Announcements”) that the final publication or representativeness date for (i) 1-week and 2-month London interbank offered rate tenor settings will be

December 31, 2021 and (ii) overnight, 1-month, 3-month, 6-month and 12-month London interbank offered rate tenor settings will be June 30, 2023. No successor administrator for the IBA was identified in such Announcements. The parties hereto agree and acknowledge that the Announcements resulted in the occurrence of a Benchmark Transition Event with respect to the London interbank offered rate pursuant to the terms of this Agreement and that any obligation of Buyer to notify Seller of such Benchmark Transition Event pursuant to clause (c) of this Section 12.01 shall be deemed satisfied.”
1.6    Section 12.02 of the Repurchase Agreement is hereby amended and restated in its entirety to read as follows:
“Section 12.02    Illegality. If the adoption of or any change in any Requirements of Law or in the interpretation or application thereof after the date hereof shall make it unlawful for Buyer or Seller to effect or continue Transactions as contemplated by the Repurchase Documents, (a) any commitment of Buyer hereunder to enter into new Transactions shall be terminated, (b) if required by such adoption or change, the Pricing Rate shall be the Benchmark Replacement determined by Buyer pursuant to clause (3) of the definition of “Benchmark Replacement”, and (c) if required by such adoption or change, the Facility Termination Date shall be deemed to have occurred.”
1.7    Section 12.03 of the Repurchase Agreement is hereby amended and restated in its entirety to read as follows:
“Section 12.03 Breakfunding. Seller shall indemnify Buyer and hold Buyer harmless from any loss, cost or expense (including reasonable legal fees and expenses) which Buyer may sustain or incur arising from (a) the failure by Seller to terminate any Transaction after Seller has given a notice of termination pursuant to Section 3.04, (b) any payment to Buyer on account of the outstanding Repurchase Price, including a payment made pursuant to Section 3.04 but excluding a payment made pursuant to Section 5.02, on any day other than a Remittance Date (based on the assumption that Buyer funded its commitment with respect to the Transaction in the London Interbank Eurodollar market and using any reasonable attribution or averaging methods that Buyer deems appropriate and practical and Buyer shall provide Seller with the underlying calculation and methodology used for such attribution or averaging), (c) any failure by Seller to sell Eligible Assets to Buyer after Seller has notified Buyer of a proposed Transaction and Buyer has agreed to purchase such Eligible Assets in accordance with this Agreement, or (d) any redetermination of the Pricing Rate based on a Benchmark Replacement for any reason on a day that is not the last day of the then current Pricing Period. Notwithstanding the foregoing, in no event shall any amounts be payable under this Section 12.03 in connection with any permissible repurchase by Seller of a Purchased Asset from Buyer.”
SECTION 2.    Conditions Precedent. This Amendment and its provisions shall become effective on the first date on which (i) this Amendment is executed and delivered by a duly authorized officer of each of Seller, Buyer and Guarantor and (ii) outside counsel to Seller and Guarantor have delivered to Buyer updated certificates and copies of each of the legal opinions which were originally delivered to Buyer on August 6, 2012, each in form and substance acceptable to Buyer and its counsel (the “Amendment Effective Date”).
SECTION 3.    Representations, Warranties and Covenants. Each of Seller and Guarantor hereby represents and warrants to Buyer, as of the date hereof and as of the Amendment Effective Date, that (i) each is in compliance with all of the terms and provisions set forth in each Repurchase Document to which it is a party on its part to be observed or performed, and (ii) no Default or Event of Default has occurred or is continuing. Seller hereby confirms and reaffirms its representations, warranties and covenants contained in the Repurchase Agreement.
SECTION 4.    Acknowledgement of Seller. Seller hereby acknowledges that Buyer is in compliance with its undertakings and obligations under the Repurchase Agreement and the other Repurchase Documents.
SECTION 5.    Acknowledgement of Guarantor. Guarantor hereby acknowledges (a) the execution and delivery of this Amendment and agrees that it continues to be bound by the Guarantee to the extent of the Obligations (as defined therein), as such obligations may be prolonged pursuant to this Amendment, and (b) that Buyer is in compliance with its undertakings and obligations under the Repurchase Agreement, the Guarantee Agreement and each of the other Repurchase Documents.
SECTION 6.    Limited Effect. Except as expressly amended and modified by Amendment, the Repurchase Agreement and each of the other Repurchase Documents shall continue to be, and shall remain, in full force and effect in accordance with their respective terms; provided, however, that upon the Amendment Effective Date, each (x) reference therein and herein to the “Repurchase Documents” shall be deemed to include, in any event, this Amendment, (y) each reference to the “Repurchase Agreement” in any of the Repurchase Documents shall be deemed to be a reference to the Repurchase Agreement, as amended hereby, and (z) each reference in the Repurchase Agreement to “this Agreement”, this “Repurchase Agreement”, “hereof”, “herein” or words of similar effect in referring to the Repurchase Agreement shall be deemed to be references to the Repurchase Agreement, as amended by this Amendment.
SECTION 7.    No Novation, Effect of Agreement. Seller and Buyer have entered into this Amendment solely to amend the terms of the Repurchase Agreement and do not intend this Amendment or the transactions contemplated hereby to be, and this Amendment and the transactions contemplated hereby shall not be construed to be, a novation of any of the obligations owing by Seller, Guarantor or any of their respective Affiliates (the “Repurchase Parties”) under or in connection with the Repurchase Agreement or any of the other Repurchase Documents. It is the intention of each of the parties hereto that (i) the perfection and priority of all security interests securing the payment of the Repurchase Obligations of the Repurchase Parties under the Repurchase Agreement are preserved, (ii) the liens and security interests granted under the Repurchase Agreement continue in full force and effect, and (iii) any reference to the Repurchase Agreement in any such Repurchase Document shall be deemed to also reference this Amendment.

SECTION 8.    Counterparts. This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment in Portable Document Format (PDF) or by facsimile transmission shall be effective as delivery of a manually executed original counterpart thereof.
SECTION 9.    Expenses. Seller and Guarantor agree to pay and reimburse Buyer for all out-of-pocket costs and expenses incurred by Buyer in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the fees and disbursements of Cadwalader, Wickersham & Taft LLP, counsel to Buyer.
SECTION 10.    GOVERNING LAW. THIS AMENDMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO OR IN CONNECTION WITH THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
SECTION 11.    Waivers. (a) Each of Seller and Guarantor acknowledges and agrees that it has no defenses, rights of setoff, claims, counterclaims or causes of action of any kind or description against Buyer arising under or in respect of the Repurchase Agreement, the Guarantee Agreement or any other Repurchase Document and any such defenses, rights of setoff, claims, counterclaims or causes of action which may exist as of the date hereof are hereby irrevocably waived, and (b) in consideration of Buyer entering into this Amendment, Seller and Guarantor hereby waive, release and discharge Buyer and Buyer’s officers, employees, representatives, agents, counsel and directors from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arise out of or from or in any way relating to or in connection with the Repurchase Agreement, the Guarantee Agreement or the other Repurchase Documents, in each case occurring or existing on or prior to the date hereof, including, but not limited to, any action or failure to act under the Repurchase Agreement, the Guarantee Agreement or the other Repurchase Documents on or prior to the date hereof, except, with respect to any such Person being released hereby, any actions, causes of action, claims, demands, damages and liabilities arising out of such Person’s gross negligence, willful misconduct or bad faith in connection with the Repurchase Agreement or the other Repurchase Document.
[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.
SELLER
ISSUED HOLDINGS CAPITAL CORPORATION, a Virginia corporation
By:     /s/ Stephen J. Benedetti
Name: Stephen J. Benedetti
Title: President
By:     /s/ Wayne E. Brockwell
Name: Wayne E. Brockwell
Title: Senior Vice President

BUYER
WELLS FARGO BANK, N.A., a national banking association
By:     /s/ Brian Bottorff
Name: Brian Bottorff
Title: Director
WF – Dynex – Amendment No. 7 to Master Repurchase and Securities Contract

GUARANTOR
DYNEX CAPITAL, INC., a Virginia corporation
By:     /s/ Wayne E. Brockwell
Name: Wayne E. Brockwell
Title: Senior Vice President
By:     /s/ Kevin J. Sciuk
Name: Kevin J. Sciuk
Title: Assistant Treasurer

WF – Dynex – Amendment No. 7 to Master Repurchase and Securities Contract